Exhibit 99.1

iMergent Reports Fiscal Year and Fiscal Fourth Quarter 2009
Financial Results and IRS settlement

Phoenix, September 1, 2009 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its fiscal year and fiscal fourth quarter ended June 30, 2009.  The Company also announced a settlement with the IRS related to the IRS’ audits of its income tax returns for the fiscal years ended June 30, 2005, 2006 and 2007.

Fiscal Fourth Quarter 2009 Compared to 2008

Income from operations for the fourth quarter of fiscal 2009 increased to $1,100,000 from a loss of $438,000 in the same quarter last year due in large part to the continued success of cost saving initiatives which significantly reduced our selling and marketing expenses to approximately 44% of revenue in the current quarter down from approximately 55% of revenue in the same quarter last year. Income before income tax provision for the fourth quarter of fiscal 2009 increased 53% to $2,660,000 from $1,730,000 in the same quarter last year.  The income tax benefit for the fourth quarter of fiscal 2009 was $5,880,000, primarily due to our settlement with the IRS, compared to an income tax provision of $1,180,000 in the same quarter last year.  Net income for the fourth quarter of fiscal 2009 was $8,540,000, or $0.74 per diluted common share, compared to net income of $554,000, or $0.05 per common share in the same quarter last year.

Product and other revenues for the fourth quarter of fiscal 2009 were $14,100,000, compared to $22,500,000 for the same quarter last year.  The lower product and other revenues were a result of a 20% reduction in the number of workshops conducted during the current quarter as compared to the prior year quarter as well as a decrease in the percentage of attendees purchasing to 24% in the current quarter, compared to 31% in the prior year quarter.  Commission and other revenues for the fourth quarter of fiscal 2009 decreased 20% to $5,300,000, compared to $6,600,000 for same quarter last year.  Commission and other revenues are derived from commissions on sales of ancillary products by independent third-party partners as well as hosting and other revenues.  The lower commission and other revenues were a result of a smaller number of leads sent to the independent third-party partners as a result of the reduction in number of previews and full workshops.

Total operating expenses decreased 38% to $18,300,000 for the fourth quarter of fiscal 2009, compared to $29,600,000 for the fourth quarter last year, primarily as a result of cost saving initiatives in the current quarter as well as conducting fewer workshops.  Selling and marketing expenses as a percentage of revenue decreased to 44% for the fourth quarter of fiscal 2009 compared to 55% for the fourth quarter of fiscal 2008.  The decrease is attributable to the continuation of cost savings initiatives in the current quarter which reduced our cost per direct response advertising piece which in turn decreased our advertising cost per buyer.

Cash used in operating activities was $826,000 for the fourth quarter of fiscal 2009, compared to cash provided by operating activities of $3,400,000 for the same period in fiscal 2008.  As of June 30, 2009, cash and cash equivalents were $20,500,000, working capital was $16,300,000, and working capital excluding deferred revenue was $40,000,000.  Total current and long-term net trade receivables were $30,800,000 as of June 30, 2009.

Year Ended June 30, 2009 Compared to 2008

Revenues for the year ended June 30, 2009 were $94,400,000 compared to $128,000,000 for the same period last year.  Total operating expenses were $102,300,000, compared to $131,300,000 for the same period last year.

For the year ended June 30, 2009, net loss was $7,500,000, or $.66 per diluted common share, which included a $5,700,000 income tax provision.  Net income for the year ended June 30, 2008, was $3,100,000, or $0.26 per diluted common share, which included a $3,000,000 income tax provision.  Cash used in operating activities was $7,000,000 for the year ended June 30, 2009, compared to cash provided by operating activities of $10,400,000 for the same period last year.

Steven G. Mihaylo, Chief Executive Officer of iMergent stated, “While economic conditions have been challenging this year, we maintained our focus on improving our marketing efforts to reach more highly qualified prospects, improved customer satisfaction, improved our operating efficiency, reduced costs, and expanded our product offerings to provide the tools and expertise necessary to allow our customers to compete in this competitive marketplace.  In light of this challenging environment, we are pleased with the results of the past two quarters.  While we expect the challenging economic conditions to continue for the next few quarters, we believe we have positioned ourselves well for a return to a more stable economic environment.”

Clint Sanderson, Senior Vice President of iMergent added.  “We are continuing to focus on the small to medium enterprise market (SME) through our Crexendo Business Solutions division.  While still in the beginning stages, we are encouraged by the initial positive reaction this offering has received from both Value Added Resellers (VARs) and the end user customers.  Our focus over the next three to six months will be on developing the tools necessary to allow us to scale our search engine optimization (SEO) and search engine management (SEM) offerings to a larger customer base.  We are pleased with the progress made in the development of our managed network services and hosted telecom service lines.  We expect to launch our hosted telecom service within the next six to nine months.”

IRS Settlement

 “On August 28, 2009, we agreed to a formal settlement with the Internal Revenue Service (“IRS”) appeals office related to the audits of our income tax returns for fiscal years 2007, 2006 and 2005,” stated Jonathan R. Erickson, Chief Financial Officer of iMergent.  “The decision is important as the settlement with the appeals office allows us to deduct 100% of all meals served to attendees at both our workshop and preview training sessions, which we have done historically and will continue to do.  It was also agreed that our ownership change in April 2002 limited our usage of net operating losses (NOL’s) generated prior to the ownership change to offset future taxable income to $461,000 per year.  As a result, we recorded a valuation allowance against these NOL’s of approximately $5,100,000 during the fiscal year ended June 30, 2009.  Additionally, we were able to resolve all other outstanding issues with the IRS with no impact to the financial statements.”

“We are pleased with the outcome of the IRS settlement,” stated Steven G. Mihaylo, Chief Executive Officer of iMergent.  “This settlement eliminates this uncertainty and allows us to focus our efforts on providing superior products and services to our StoresOnline and Crexendo Business Solutions customers.”

Conference Call

The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET).  The conference call will be broadcast live over the Internet at www.imergentinc.com.  If you do not have Internet access, the telephone dial-in number is 866-673-7695 for domestic participants and 404-665-9596 for international participants.  Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET).  A telephone replay will be available two hours after the call through September 3, 2009 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 95395409.  Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides e-commerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (1) continuing to focus on the small to medium enterprise market (SME) through its Crexendo Business Solutions division, (2) being encouraged by the initial positive reaction the SME offering has received from both Value Added Resellers (VARs) and end user customers, (3) focus over the next three to six months being on developing the tools necessary to allow iMergent to scale its search engine optimization (SEO) and search engine management (SEM) offerings to a larger customer base, (4) expecting  to launch its hosted telecom service within the next six to nine months, (5) maintaining its focus on improving  marketing efforts, delivering customer satisfaction, improving  operating efficiencies and expanding  product offerings, (6) has positioned itself well for a return to a more stable economic environment, (7) continuing to deduct 100% of the cost of meals, (8)  resolving all other outstanding issues with the IRS with no impact to the financial statements and (9) providing superior products and services to our customers.  You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the release of this press release, or to reflect the occurrence of unanticipated events.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-K for the year ended June 30, 2009.  These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact:

iMergent, Inc.

Steven G. Mihaylo, CEO, 775-530-3955

Stevemihaylo@imergentinc.com

Tables to Follow

iMERGENT, INC.  AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

(unaudited)

	June 30, 2009	June 30, 2008
Assets
Current Assets:
Cash and cash equivalents	$20,474	$26,184
Restricted cash	1,802	––
Trade receivables, net of allowance for doubtful accounts of $9,670
as of June 30, 2009 and $13,797 as of June 30, 2008	20,771	28,723
Inventories	256	627
Income taxes receivable	1,826	793
Deferred income tax assets	2,171	3,891
Prepaid expenses and other	1,524	3,849
Total Current Assets	48,824	64,067

Certificate of deposit	500	500
Available-for-sale securities	––	3,800
Long-term trade receivables, net of allowance for doubtful accounts of $4,437
as of June 30, 2009 and $4,786 as of June 30, 2008	9,985	9,845
Property and equipment, net	1,322	1,672
Deferred income tax assets	4,975	4,385
Intangible assets, net	1,400	1,831
Merchant account deposits and other	348	514
Total Assets	$67,354	$86,614

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,265	$4,760
Accrued expenses and other	6,257	5,614
Dividend payable	229	––
Income taxes payable	41	212
Deferred revenue, current portion	23,627	32,859
Note payable, current portion	68	64
Total Current Liabilities	32,487	43,509

Deferred revenue, net of current portion	10,236	10,332
Note payable, net of current portion	47	115
Other long-term liabilities	184	183
Total Liabilities	42,954	54,139

Commitments and contingencies (Note 8)

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	––	––
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,425,320 shares outstanding as of June 30, 2009 and 11,304,410 shares outstanding
as of June 30, 2008	11	11
Additional paid-in capital	52,782	53,315
Accumulated deficit	(28,393)	(20,851)
Total Stockholders' Equity	24,400	32,475
Total Liabilities and Stockholders' Equity	$67,354	$86,614

iMERGENT, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Years Ended June 30,
	2009	2008	2009	2008

Revenues:
Product and other	$14,112	$22,492	$68,664	$97,141
Commission and other	5,258	6,621	25,747	30,907
Total revenues	19,370	29,113	94,411	128,048

Operating expenses:
Cost of product and other revenues	5,533	7,433	29,138	41,191
Selling and marketing	8,452	16,110	52,434	69,787
General and administrative	3,711	5,474	18,541	18,210
Research and development	582	534	2,177	2,113
Total operating expenses	18,278	29,551	102,290	131,301

Income (Loss) from operations	1,092	(438)	(7,879)	(3,253)

Other income (expense):
Interest income	1,492	1,991	6,799	8,858
Interest expense	(3)	(2)	(13)	(3)
Other income (expense), net	78	182	(768)	579
Total other income, net	1,567	2,171	6,018	9,434

Income (loss) before income tax provision	2,659	1,733	(1,861)	6,181

Income tax provision	5,876	(1,179)	(5,681)	(3,039)

Net income (loss)	$8,535	$554	$(7,542)	$3,142

Net income (loss) per common share:
Basic	$0.75	$0.05	$(0.66)	$0.27
Diluted	$0.74	$0.05	$(0.66)	$0.26
Dividends per common share:	$0.02	$0.11	$0.17	$0.44
Weighted average common shares
outstanding:
Basic	11,416,723	11,293,998	11,371,303	11,676,188
Diluted	11,496,482	11,439,503	11,371,303	11,857,808

iMERGENT, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

(unaudited)

	Years Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(7,542)	$3,142
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	1,468	1,196
Expense for stock options issued to employees	1,544	1,902
Changes in assets and liabilities:
Trade receivables	7,812	342
Inventories	371	(200)
Prepaid expenses and other	2,325	307
Restricted cash	(1,802)	-
Merchant account deposits and other	166	251
Income taxes receivable	(1,033)	(498)
Deferred income tax assets	1,130	2,460
Other long-term liabilities	1	(16)
Accounts payable, accrued expenses and other	(1,926)	2,451
Deferred revenue	(9,328)	736
Income taxes payable	(171)	(1,712)
Net cash provided by (used in) operating activities	(6,985)	10,361

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(613)	(604)
Repayment of note receivable	––	167
Proceeds (Purchase) from sale of available-for-sale securities	3,800	(3,800)
Net cash provided by (used in) investing activities	3,187	(4,237)

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of common stock	(734)	(12,581)
Proceeds from exercise of stock options and related income tax benefit	600	916
Principal payments on note payable	(64)	(21)
Dividend payments	(1,714)	(5,113)
Net cash used in financing activities	(1,912)	(16,799)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,710)	(10,675)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	26,184	36,859
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$20,474	$26,184

Supplemental disclosures of non-cash transactions:
Dividends declared	$229	$––
Cumulative effect adjustment (FIN 48)	––	199
Conversion of note receivable to intangible asset	––	833
Purchase of property and equipment with note payable	––	200
Cash paid for:
Interest	7	3
Income taxes	5,790	2,546